To The Shareholders and Trustees
Questar Funds, Inc.

We have audited the accompanying statement of assets and liabilties of Questar Funds, Inc. (comprised of the Imperial BankFund) as of January 14, 1999. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of assets and liabilities is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of assets and liabilities. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of assets and liabilities presentation. Our procedures included confirmation of cash held by the custodian as of January 14, 1999, by correspondence with the custodian. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statement of assets and liabilities referred to above presents fairly, in all material respects, the financial position of the Imperial BankFund as of January 14, 1999, in conformity with generally accepted accounting principles.





McCurdy & Associates CPA's, Inc.
Westlake, Ohio
January 14, 1999